Exhibit 99.1

Protagonist Reports Third Quarter 2025 Financial Results and Provides Corporate Update

Following the NDA submission for icotrokinra treatment of adults and adolescents with moderate to severe plaque psoriasis to the U.S. FDA in July, the European Medicines Agency (EMA) application was submitted in September

Rusfertide granted breakthrough designation for patients in Polycythemia Vera (PV) and the subject of four presentations including 52-week results of the VERIFY Phase 3 Study at ASH, the 67th Annual American Society of Hematology (ASH) meeting in December

First patient dosed in the Phase 1 trial of PN-881, a first-in-class oral IL-17 peptide antagonist

IND-enabling studies progressing as planned with triple-GLP/GIP/GCG agonists PN-477sc and PN-477o

Oral hepcidin development candidate expected to be nominated by year end

Cash, cash equivalents and marketable securities of $678.8 million as of September 30, 2025, anticipated to provide cash runway through at least end of 2028

NEWARK, Calif., November 6, 2025 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

"2025 continues to be a highly productive year with significant accomplishments in both partnered and wholly owned programs,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “In addition to the NDA and EMA submissions for icotrokinra for psoriasis, we are pleased to see our partner Johnson and Johnson expand the ICONIC program into additional IL-23 pathway relevant and validated I&I indications, namely psoriatic arthritis, ulcerative colitis, and Crohn’s disease. We, along with our partner Takeda, eagerly await the presentation of the rusfertide 52-week VERIFY data at ASH in December and the NDA filing for rusfertide by year end.”

“As icotrokinra and rusfertide move towards potential NDA approval and commercialization in 2026, we shift our attention to the next phase of assets emerging from our validated discovery and development platform. We are pleased to report that the first subject in the Phase 1 trial of oral IL-17 antagonist, PN-881, is dosed. Additionally, the oral and subcutaneous triple GLP/GIP/GCG agonists, PN-477o and PN-477sc, are progressing through IND-enabling studies as planned, and we remain on track to nominate a development candidate from the oral hepcidin program by year end. I am very proud of the consistent innovation and execution capabilities of the Protagonist team,” Patel said.

Third Quarter 2025 Recent Developments and Upcoming Milestones

Icotrokinra: Oral IL-23 Receptor Antagonist

•	In November, publications of ICONIC-LEAD data through Week 24 (available here) and ICONIC-TOTAL data through Week 16 (available here) were published in the New England Journal of Medicine, and the NEJM Evidence, respectively.

•	On October 27th, the Company and Johnson and Johnson announced Week 28 results from the Phase 2b ANTHEM-UC study of icotrokinra in adults with moderately to severely active ulcerative colitis (UC) at the 2025 ACG Annual Scientific Meeting. Icotrokinra demonstrated clinically meaningful outcomes at Week 28 with 31.7% of patients achieving clinical remission and 38.1% showing endoscopic improvement versus placebo.

•	On October 26th, new long-term 52-week data from the Phase 3 ICONIC-TOTAL study, was presented at the 2025 Fall Clinical Dermatology Conference. The data show icotrokinra demonstrated high and durable rates of site-specific psoriasis clearance affecting these high-impact and difficult-to-treat areas of the body.

•	On October 7th, the Company and its partner JNJ announced Week 12 results from the Phase 2b ANTHEM-UC study of icotrokinra in adults with moderately to severely active UC at United European Gastroenterology Week (UEGW) 2025.

•	On September 17th, new data from the Phase 3 ICONIC-ADVANCE 1 and 2 studies, which assessed the superiority of icotrokinra compared to deucravacitinib in patients with moderate-to-severe plaque psoriasis (PsO), was presented at the 2025 European Academy of Dermatology and Venereology (EADV) Congress in Paris, France. Additionally, new long-term 52-week data from the Phase 3 ICONIC-LEAD study investigating icotrokinra in adults and pediatric patients 12 years of age and older (adolescents) with moderate to severe PsO was presented as a late-breaking abstract at EADV.

•	On September 11th, the Company announced the submission of an application to the European Medicines Agency (EMA) by JNJ seeking the first approval of icotrokinra for the treatment of adults and pediatric patients 12 years of age and older (adolescents) with moderate-to-severe PsO.

•	On July 21st, the Company announced submission of a New Drug Application (NDA) to the U.S. FDA by JNJ seeking the first approval of icotrokinra, a first-in-class investigational targeted oral peptide for the treatment of adults and pediatric patients 12 years of age and older with moderate to severe PsO.

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV) and Other Blood Disorders

•	Clinical data on rusfertide in PV, including the Phase 3 VERIFY study, are the focus of four presentations planned at the 67th Annual American Society of Hematology (ASH) Annual Meeting being held in Orlando, Florida from December 6-9, 2025. This includes an oral presentation of the durability of response and safety results through week 52 from the VERIFY study.

•	On August 25th, the Company and its partner Takeda Pharmaceuticals announced rusfertide was granted Breakthrough Therapy Designation by the U.S. Food and Drug Administration (FDA) for the treatment of erythrocytosis in patients with PV.

•	Rusfertide U.S. NDA filing for treatment of patients with PV, by partner Takeda Pharmaceuticals, is expected in Q4 of this year.

Discovery and Development Pipeline

•	The first human subject has been dosed in the Phase 1 trial (NCT07153146) of PN-881, a first-in-class oral IL-17 peptide antagonist, evaluating safety, tolerability, pharmacokinetics, and pharmacodynamics in healthy adult participants.

•	The triple GLP/GIP/GCG agonists PN-477sc and PN-477o are progressing through IND-enabling studies with clinical study initiation of PN-477sc anticipated by mid-2026, and initiation of PN-477o anticipated in the second half of 2026.

•	The Company plans to nominate a development candidate ready for IND-enabling studies from the oral hepcidin program by year end.

Third Quarter 2025 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2025, were $678.8 million as compared to $559.2 million as of December 31, 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024

	(Unaudited)
License and collaboration revenue	$4,712	$4,675	$38,579	$263,795
Research and development expense	$40,003	$35,970	$112,932	$103,224
General and administrative expense	$11,130	$10,158	$33,419	$34,508
Net (loss) income	$(39,339)	$(33,210)	$(85,765)	$143,514
Basic earnings (loss) per share	$(0.62)	$(0.54)	$(1.35)	$2.34
Diluted earnings (loss) per share	$(0.62)	$(0.54)	$(1.35)	$2.22

•	License and Collaboration Revenue:

o	License and collaboration revenue was $4.7 million for both the three months ended 2025 and 2024 and was comprised of development services we provided under the Takeda collaboration agreement.

o	License and collaboration revenue of $38.6 million for the nine months ended September 30, 2025 was comprised of (i) proportional recognition of a $25 million milestone earned from Takeda in Q1 25, and (ii) development services we provided during the period. License and collaboration revenue of $263.8 million for the nine months ended September 30, 2024 included (i) $254.1 million of the $300.0 million initial transaction price for the Takeda collaboration agreement allocated to the rusfertide license upon effectiveness of the agreement, and (ii) development services we provided during the period.

•	Research and Development ("R&D") Expenses: Increased by $4.0 million and $9.7 million for the three and nine months ended September 30, 2025, respectively, from the prior year periods. The increases were primarily due to increases in drug discovery and pre-clinical research expenses.

•	General and Administrative ("G&A") Expenses: Increased by $1.0 million for the three months ended September 30, 2025, from the prior year period primarily due to increases in professional services. The decrease of $1.1 million in G&A expenses for the nine months ended September 30, 2025, from the prior year period was primarily due to $4.6 million in one-time advisory and legal fees related to the Takeda collaboration in Q1 24, partially offset by increases in personnel-related expenses and professional services.

•	Net Income (Loss): Net loss was ($39.3) million, or ($0.62) per basic and diluted share, for the three months ended September 30, 2025, as compared to a net loss of ($33.2) million, or ($0.54) per basic and diluted share, for the three months ended September 30, 2024. Net loss was ($85.8) million, or ($1.35) per basic and diluted share, for the nine months ended September 30, 2025, as compared to net income of $143.5 million, or $2.34 per basic share and $2.22 per diluted share, for the nine months ended September 30, 2024.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company. Two novel peptides derived from Protagonist's proprietary discovery platform are currently in advanced Phase 3 clinical development, with a New Drug Application (NDA) for icotrokinra submitted to the FDA in July, and the NDA submission for rusfertide expected by end of 2025. Icotrokinra (formerly, JNJ-2113), is a first-in-class investigational targeted oral peptide that selectively blocks the Interleukin-23 receptor ("IL-23R"), which is licensed to Janssen Biotech, Inc., a Johnson & Johnson company. Following icotrokinra's joint discovery by Protagonist and Johnson & Johnson scientists pursuant to the companies' IL-23R collaboration, Protagonist was primarily responsible for the development of icotrokinra through Phase 1, with Johnson & Johnson assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera (PV). Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered in 2024 under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of preclinical stage drug discovery programs addressing clinically and commercially validated targets, including IL-17 oral peptide antagonist PN-881, obesity triple agonist peptide PN-477, and the oral hepcidin program.

More information on Protagonist, its pipeline drug candidates, and clinical studies can be found on the Company's website at https://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of icotrokinra and PN-881, and expectations regarding the icotrokinra and PN-881 development programs. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors
cdavis@lifesciadvisors.com

+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
License and collaboration revenue	$4,712	$4,675	$38,579	$263,795
Operating expense:
Research and development (1)	40,003	35,970	112,932	103,224
General and administrative (1)	11,130	10,158	33,419	34,508
Total operating expense	51,133	46,128	146,351	137,732
(Loss) income from operations	(46,421)	(41,453)	(107,772)	126,063
Interest income	7,049	7,682	22,028	19,462
Other income, net	33	141	151	219
(Loss) income before income tax benefit (expense)	(39,339)	(33,630)	(85,593)	145,744
Income tax benefit (expense)	-	420	(172)	(2,230)
Net (loss) income	$(39,339)	$(33,210)	$(85,765)	$143,514
Net (loss) income per share, basic	$(0.62)	$(0.54)	$(1.35)	$2.34
Net (loss) income per share, diluted	$(0.62)	$(0.54)	$(1.35)	$2.22
Weighted-average shares used to compute net (loss) income per share, basic	63,772,332	61,767,934	63,418,522	61,311,310
Weighted-average shares used to compute net (loss) income per share, diluted	63,772,332	61,767,934	63,418,522	64,611,941

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Research and development	$6,019	$5,212	$20,301	$15,597
General and administrative	4,540	4,953	14,972	12,864
Total stock-based compensation expense	$10,559	$10,165	$35,273	$28,461

PROTAGONIST THERAPEUTICS, INC.

Selected Condensed Consolidated Balance Sheet Data

(Unaudited, In thousands)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$678,820	$559,165
Working capital	541,482	544,243
Total assets	701,688	744,725
Deferred revenue	16,988	30,567
Accumulated deficit	(426,287)	(340,522)
Total stockholders' equity	645,437	675,295